Quest Diagnostics to Highlight Strategic Priorities to Drive Sustainable

Growth and Deliver Long-term Shareholder Value at 2025 Investor Day

•	Provides long-term outlook beyond 2025: Revenues expected to grow at 4-5% compound annual growth rate (CAGR); adjusted diluted earnings per share (EPS) expected to grow at 7-9% CAGR
•	Reaffirms guidance for full year 2025

SECAUCUS, N.J., March 19, 2025 -- At a meeting with analysts and investors at its 2025 Investor Day, members of the leadership team of Quest Diagnostics (NYSE: DGX), a leading provider of diagnostic information services, will discuss the company's strategies to drive sustainable growth and deliver long-term shareholder value.

"We are confident in Quest’s ability to grow at above-market rates in our core physician and hospital channels driven by increased market access, double-digit growth in advanced diagnostics across five key clinical areas, and the contributions of strategic partnerships and acquisitions,” said Jim Davis, Chairman, CEO and President. “We expect our continuous improvement initiatives – including investments in automation, robotics, and AI – to strengthen quality, customer and employee experiences, and productivity. Further, our new Project Nova IT initiative will modernize our systems architecture and lower IT costs over the long-term. These factors are reflected in the long-term outlook we are articulating today, which anticipates revenue growth at a 4-5% CAGR and adjusted EPS growth at a 7-9% CAGR beyond 2025.”

At the meeting, members of the company’s leadership team will highlight a range of strategic initiatives that are underway, including:

•	Driving growth in the physician channel by delivering comprehensive diagnostic innovation, capitalizing on expanded health plan network access, extending geographic reach, and becoming a partner of choice for large enterprise customers.
•	Growing in the hospital channel by serving hospitals through scaled and specialized reference testing, extending its range of collaborative lab solutions ("CoLab" previously Professional Laboratory Services) for helping hospitals manage their labs, and expanding in new geographies through accretive hospital lab outreach acquisitions.
•	Expanding the company’s presence in high-growth areas by driving continued growth in demand for questhealth.com consumer-initiated testing, supporting life science partners with testing and services, and delivering insights through data analytics.
•	Generating double-digit growth from advanced diagnostics tests with a focus on five key clinical areas: oncology (including for the company’s innovative Haystack MRD™ minimal residual disease test for early cancer recurrence), advanced cardiometabolic health, women's and reproductive health, brain health (featuring the company’s AD-Detect™ blood-based Alzheimer’s disease testing services), and autoimmune disorders.
•	Delivering 3% annual productivity and cost savings through the company’s Invigorate initiative, which focuses on fostering engaged employees, leaning out processes, and deploying technology to improve quality, productivity, and customer and employee experiences.
•	Modernizing the company’s IT systems architectures through Project Nova, which will enhance customer and employee experiences, reduce IT costs and improve productivity across order to cash processes.
•	Maintaining a disciplined capital deployment strategy that returns the majority of free cash flow to shareholders and drives growth through strategic investments and acquisitions.

Guidance for Full Year 2025

The company today reaffirmed its guidance for full year 2025, as per the table below. For the first quarter of 2025, the company now expects that worse-than-anticipated weather during the period will create a headwind to revenue of approximately $25 million and to EPS of approximately $0.10.

	Low	High
Net revenues	$10.70 billion	$10.85 billion
Net revenues increase	8.4%	9.9%
Reported diluted EPS	$8.34	$8.59
Adjusted diluted EPS	$9.55	$9.80
Cash provided by operations	Approximately $1.45 billion
Capital expenditures	Approximately $500 million

The additional table attached below includes reconciliations of non-GAAP adjusted measures to GAAP measures.

Note on Non-GAAP Financial Measures

As used in this press release the term "reported" refers to measures under accounting principles generally accepted in the United States ("GAAP"). The term "adjusted" refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, gains and losses associated with changes in the carrying value of our strategic investments, and other items.

The company has provided a compound annual growth rate projection beyond 2025 of 7-9% for adjusted diluted EPS, which is a non-GAAP measure. The company is unable to present a reconciliation of adjusted diluted EPS to reported diluted EPS, the most comparable GAAP measure, due to the inherent uncertainty and variability in the nature and amount of special items referenced above, and the amount of these items could be significant in any of the associated periods.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional table attached below includes reconciliations of non-GAAP adjusted measures to GAAP measures.

Participating in Investor Day

Advance registration is required. To register for the event, please go to: Quest Diagnostics 2025 Investor Day Registration.

A live webcast of the event will be broadcast on the Quest Diagnostics Investor Relations website.

A copy of the presentation materials discussed at the meeting and an archived copy of the webcast will be available on the Quest Diagnostics Investor Relations website.

About Quest Diagnostics

Quest Diagnostics works across the healthcare ecosystem to create a healthier world, one life at a time. We provide diagnostic insights from the results of our laboratory testing to empower people, physicians and organizations to take action to improve health outcomes. Derived from one of the world's largest databases of de-identifiable clinical lab results, Quest's diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve healthcare management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our more than 55,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives and create a healthier world.  www.QuestDiagnostics.com.

Forward Looking Statements

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners, acquisitions and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

Contacts:

Shawn Bevec (Investors):

973-520-2900

Wendy Bost (Media):

973-520-2800

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ADDITIONAL TABLE FOLLOWS

The outlook for adjusted diluted EPS represents management's estimates for the full year 2025 before the impact of special items. Further impacts to earnings related to special items may occur throughout 2025. Additionally, the amount of ETB is dependent upon employee stock option exercises and our stock price, which are difficult to predict. The following table reconciles our 2025 outlook for diluted EPS under GAAP to our outlook for adjusted diluted EPS:

	Low	High
Diluted EPS	$8.34	$8.59
Restructuring and integration charges (a)	0.11	0.11
Amortization expense (b)	1.05	1.05
Other charges (c)	0.13	0.13
ETB	(0.08)	(0.08)
Adjusted diluted EPS	$9.55	$9.80

(a)      Represents estimated pre-tax charges of $16 million primarily associated with workforce reductions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were primarily calculated using a combined statutory income tax rate of 25.5%.

(b)      Represents estimated pre-tax amortization expenses of $160 million. Income tax benefits were primarily calculated using a combined statutory income tax rate of 25.5%.

(c)      Represents estimated pre-tax net losses of $15 million, principally associated with the increase in the fair value of the contingent consideration accrual associated with previous acquisitions. No income tax benefits are recorded on the losses associated with the contingent consideration accrual.